UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2025

DXC TECHNOLOGY COMPANY
(Exact name of registrant as specified in its charter)

Nevada	001-38033	61-1800317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20408 Bashan Drive, Suite 231

Ashburn, Virginia 20147

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (703) 972-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	DXC	The New York Stock Exchange
1.750% Senior Notes due 2026	DXC 26	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosure.

Redemption in Full of 1.750% Senior Notes

On December 9, 2025, DXC Technology Company (the “Company”) issued a notice of full redemption to holders of its 1.750% Senior Notes due January 2026 (CUSIP No.: 23355L AH9, ISIN No.: XS1883245331 and Common Code: 188324533) (the “2026 Euro Notes”) that the Company intends to redeem all €650 million outstanding aggregate principal amount of the 2026 Euro Notes. The redemption date for the 2026 Euro Notes will be December 24, 2025 (the “2026 Euro Notes Redemption Date”). The redemption price on the 2026 Euro Notes Redemption Date will equal 100% of the principal amount of the 2026 Euro Notes to be redeemed, plus accrued and unpaid interest to, but not including, the 2026 Euro Notes Redemption Date. On and after the 2026 Euro Notes Redemption Date, the 2026 Euro Notes will no longer be deemed outstanding, interest will cease to accrue thereon and all rights of the holders of the 2026 Euro Notes will cease, except for the right to receive the redemption price. Following the 2026 Euro Notes Redemption Date, the 2026 Euro Notes will be delisted from the New York Stock Exchange.

Partial Redemption of 1.800% Senior Notes

On December 9, 2025, the Company issued a notice of partial redemption to holders of its 1.800% Senior Notes due September 2026 (CUSIP No.: 23355L AL0) (the “2026 USD Notes”) that the Company intends to redeem $300 million aggregate principal amount of the 2026 USD Notes. The redemption date for the 2026 USD Notes will be December 19, 2025 (the “2026 USD Notes Redemption Date”). The redemption price for the 2026 USD Notes called for redemption will be equal to 100% of the principal amount of the 2026 USD Notes to be redeemed, plus a make-whole premium described in the indenture governing the 2026 USD Notes, plus accrued and unpaid interest to, but not including, the 2026 USD Notes Redemption Date. Unless the Company defaults in payment of the redemption price, on and after the 2026 USD Notes Redemption Date, interest will cease to accrue on the 2026 USD Notes called for redemption.

This filing does not constitute a notice of redemption for the 2026 Euro Notes or the 2026 USD Notes. On December 9, 2025, the Company issued a press release announcing its intention to redeem the 2026 Euro Notes and the 2026 USD Notes, which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 8.01.	Other Events.

2030 Notes Offering

On December 9, 2025, DXC Capital Funding DAC (the “Issuer”), a wholly owned subsidiary of the Company, completed its previously announced offering of €650.0 million aggregate principal amount of the Issuer’s 4.250% Senior Notes due 2030 (the “2030 Notes”). The 2030 Notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in compliance with Regulation S under the Securities Act. The 2030 Notes are unconditionally and irrevocably guaranteed by the Company and DXC Luxembourg International S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) and the direct parent of the Issuer (“Holdings”).

The 2030 Notes bear interest at a rate of 4.250% per year, subject to adjustments based on certain rating events. Interest on the 2030 Notes is payable annually on December 9 of each year, beginning on December 9, 2026. The Company will make each interest payment to the holders of record on the business day immediately preceding each interest payment date. The 2030 Notes will mature on December 9, 2030. The Company may redeem, from time to time at its option, some or all of the 2030 Notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of redemption, plus a “make-whole” premium. The 2030 Notes are unsecured, unsubordinated and rank equally in right of payment with all of the Issuer’s, Holdings’ and the Company’s other unsecured unsubordinated senior indebtedness and senior obligations.

The Company estimates that the net proceeds of the offering of the 2030 Notes were approximately €632.4 million, after deducting the initial purchasers’ discounts and the estimated expenses of the offering. The Company intends to use the net proceeds from the offering of the 2030 Notes to repay its existing indebtedness, including the 2026 Euro Notes, and for working capital and general corporate purposes.

The 2030 Notes were issued pursuant to an indenture, dated as of December 9, 2025 (the “2030 Notes Indenture”), by and among the Issuer, the Company, Holdings, U.S. Bank Trust Company, National Association, as trustee, and U.S. Bank Europe DAC, as paying agent. The 2030 Notes Indenture contains certain covenants and events of default and other customary provisions.

The above descriptions of the 2030 Notes Indenture, the 2030 Notes and the related guarantees are qualified in their entirety by reference to the 2030 Notes Indenture and the 2030 Notes, which are attached hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

4.1
Indenture, dated December 9, 2025, by and among DXC Capital Funding DAC, as issuer, DXC Technology Company and DXC Luxembourg International S.à r.l., as guarantors, U.S. Bank Trust Company, National Association, as trustee, and U.S. Bank Europe DAC, as paying agent.

4.2	Form of DXC Capital Funding DAC’s 4.250% Senior Notes due 2030 (included in Exhibit 4.1)

99.1	Press Release

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DXC TECHNOLOGY COMPANY

Date: December 9, 2025	By:	/s/ Rob Del Bene
	Name:	Rob Del Bene
	Title:	Executive Vice President, Chief Financial Officer